Exhibit 10.5

DEBENTURE FLOATING CHARGE

UNLIMITED IN AMOUNT

BETWEEN

MOTUS GI MEDICAL TECHNOLOGIES LTD.

as Company

AND

KREOS CAPITAL VI (EXPERT FUND) LP

as Creditor

DATED

July 16, 2021

DEBENTURE – FLOATING CHARGE

THIS DEBENTURE – FLOATING CHARGE is dated July 16, 2021 between:

1.	Motus GI Medical Technologies Ltd., a company organized under the laws of the State of Israel, with registered number 514188135 whose registered office is at 22 Keren ha-Yesod Street, Tirat Carmel, Israel (the "Company").

2.	KREOS CAPITAL VI (EXPERT FUND) LP, a limited partnership incorporated in Jersey under registered number 2770 whose registered office is at 47 Esplanade, St Helier, Jersey (the “Creditor”).

WHEREAS:

(A)	The Creditor has agreed to lend certain sums to the Company pursuant to that certain Agreement for the Provision of a Loan Facility of up to US$ 12,000,000, dated July 16, 2021 (the "Loan Agreement") by and among the (i) Creditor and (ii) the Company, Motus GI Holding, Inc., the Company's parent company (the "Parent"), and Motus GI, LLC. the Parent's subsidiary (the "US Subsidiary"; the Parent and the US Subsidiary collectively referred to as the "Co-Borrowers"); and

(B)	In order to secure the full and punctual payment and performance when due of the Secured Liabilities the Company has agreed to (i) charge and pledge by way of first ranking floating charge all of the Company’s assets except for any assets that are subject to the Debenture – Fixed Charge and subject to the Permitted Security Interests (as defined below) in favour of the Creditor in accordance with the terms hereof; and (ii) charge and pledge, by way of first ranking fixed charge various assets except for the Permitted Security Interests, in favour of the Creditor in accordance with the terms of the Debenture – Fixed Charge (as defined below).

NOW THEREFORE, the parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Debenture, the following terms shall have the following meanings:

Business Day	As defined in the Loan Agreement.
Charged Assets	Those assets of the Company charged, pledged or assigned by way of charge to the Creditor pursuant to Section 3 (Security).
Debenture	This Debenture – First Ranking Floating Charge.
Debenture Fixed Charge	Means the Debenture – First Ranking Fixed Charge signed between the Company and the Creditor on July 16, 2021, in connection with the Loan Agreement, as may be amended from time to time.
Indemnified Persons	As defined in Section 12.

Insurances	Means:

	(a)	all contracts and policies of insurance executed and/or issued from time to time in relation to the Charged Assets;

	(b)	all payments to the Company in relation to (a) above, and

	(c)	all claims, rights and remedies of the Company arising from (a) and (b) above.

Intellectual Property	As defined in Schedule 1 of this Debenture.
Creditor Fixed Charge	Means the first ranking fixed charge created under the Debenture - Fixed Charge.
Loan Agreement	As defined in the First Recital.
Ordinary Course of Business

To the extent it relates to Intellectual Property, includes any license agreement, any distribution agreement, any OEM or similar agreement, any manufacturing agreement, any joint development agreement, or any joint venture agreement in the context of any of the above, provided, however, that an agreement that constitutes an effective transfer, or includes a potentially effective transfer, of a significant part of the Intellectual Property of the Company will not be regarded as in the Ordinary Course of Business. By way of example, an exclusive, perpetual, worldwide license for a core technology of the Company or an OEM agreement according to which a company was given an exclusive right to use a core technology for all potential applications of that technology would not be regarded as in the Ordinary Course of Business. Any escrow agreement entered into as part of a transaction which is in the Ordinary Course of Business will be regarded as part of the Ordinary Course of Business provided that, upon the release of the escrow, the beneficiary of the escrow is entitled to use the technology of the Company only as may be necessary to fulfil the Company's undertakings under the main transaction.

Permitted Security Interests	As defined in the Loan Agreement.
Receiver

A receiver, trustee, administrator, administrative receiver, custodian, conservator, special manager or other similar official appointed by or on application of the Creditor, pursuant to the terms of this Debenture.

Secured Liabilities	As defined in Section 2.1
Security Interest	Any mortgage, pledge, lien, hypothecation, assignment by way of security, security interest or other charge or encumbrance over, of or in the relevant property.

1.2	Words and defined terms denoting the singular number include the plural and vice versa and the use of any gender shall be applicable to all genders.

1.3	The paragraph headings are for the sake of convenience only and shall not affect the interpretation of this Debenture.

1.4	The recitals, schedules, appendices, annexes and exhibits hereto form an integral part of this Debenture.

1.5	Capitalized terms not defined herein shall have the meaning ascribed thereto in the Loan Agreement.

2.	PURPOSE

2.1	Secured Liabilities

The Security Interests created by this Debenture are created to secure the full and punctual payment and performance of all the obligations of the Company and the Co-Borrowers pursuant to the Loan Agreement, or to any amendment thereof with all expenses and other amounts due or to become due from the Company and the Co-Borrowers under the terms of this Debenture including, without limitation, reasonable legal fees, fees and out-of-pocket costs of any Receiver and any other reasonable, necessary and actual costs incurred in realizing the Security Interests granted hereunder (all such amounts, the “Secured Liabilities”).

2.2	Prepayment

Except as expressly set forth in the Loan Agreement: (i) the Company and the Co-Borrowers shall not be entitled to discharge any amount of the Secured Liabilities prior to the agreed date for payment thereof; and (ii) neither the Company nor any third party having a right liable to be affected by the charges hereby created or the realisation thereof shall have any right under Section 13(b) of the Pledges Law, 5727-1967 or any other statutory provisions in substitution therefor.

3.	SECURITY

3.1	Creation of Floating Charge

As security for the full and punctual payment or performance when due (whether at stated maturity, acceleration or otherwise) of the Secured Liabilities by the Company and the Co-Borrowers, the Company hereby, absolutely and unconditionally, charges and pledges in favour of the Creditor by way of first ranking floating charge and pledge:

a.	to the maximum extent possible, all of the Company’s rights, title and interests in and to all of its present and future tangible and intangible assets, properties, rights and interests of any kind, whether contingent or absolute, including (for purposes of illustration), but in no way limited to, the assets described in Schedule 1 but excluding any assets subject to the Creditor Fixed Charge and subject to the Permitted Security Interest; and

b.	to the extent not included in the foregoing, all present and future rights to compensation, indemnity, insurance proceeds warranty or guaranty accruing to the Company by reason of the loss of, damage to or expropriation of, or any other event or circumstance with respect to, such Charged Assets and all proceeds, products and benefits deriving from such Charged Assets (including, without limitation, those received upon any collection, exchange, sale or other disposition of such Charged Assets and any property into which such Charged Assets are converted, whether cash or non-cash) (Sections 3.1(a) and (b) collectively, the “Charged Assets”).

In addition, to the extent required by applicable law to create and perfect a first ranking floating charge over the Charged Assets specified in paragraph (b) above, the Company also assigns such Charged Assets to the Creditor by way of first ranking floating charge and pledge.

In particular, the Company hereby assigns to and in favour of the Creditor by way of first ranking floating charge and pledge (and each of the following shall be deemed to be expressly included in paragraph (b) above):

(i)	all present and future rights, claims and remedies of the Company under and in respect of the Insurances and any monies paid or payable pursuant thereto whether held in or for the benefit of any trust or other account relative thereto or otherwise;

(ii)	all present and future rights, claims and remedies of the Company under and deriving from the Property Tax and Compensation Fund Law, 5721-1961 as in force from or at any relevant time, and under any other applicable law arising in connection with the Charged Assets;

(iii)	all present and future rights to compensation, indemnity, warranty or guaranty accruing to the Company by reason of the loss of, damage to or expropriation of, or any other event or circumstance with respect to, the Charged Assets.

With respect to insurance proceeds, so long as no Event of Default has occurred and is continuing, (i) the Company may commence, appear in, defend or prosecute any claim or action, and may adjust, compromise, settle and collect all claims and awards; provided however, that no settlements shall be made without the consent of Creditor which consent shall not be unreasonably withheld, conditioned or delayed, and (ii) all proceeds of insurance shall be made available to the Company to repair or restore the Charged Assets, as applicable. Nothing in this Debenture in any way limits the Company from entering into any transactions with regard to its Intellectual Property in the Ordinary Course of Business and making any Permitted Transfers.

3.2	First Ranking

The Company specifically acknowledges that all of the Security Interests created by the Company under Section 3 (Security) of this Debenture shall rank in priority to any other Security Interests created by the Company subject to the Creditor Fixed Charge and the Permitted Security Interests.

4.	PRESERVATION OF SECURITY

4.1	Continuing Security

The Company declares and agrees that:

(a)	the Security Interests created by this Debenture shall remain in force as continuing security for the payment and discharge of the Secured Liabilities and shall remain in force notwithstanding any settlement of account or any other act, event or matter whatsoever, and, subject to Section 4.4, shall be fully released and discharged upon the full and final payment of the Secured Liabilities and subject to Section 4.4.

(b)	the Security Interests created and the powers conferred by this Debenture are in addition to, and are not in any way prejudiced or affected by, any other agreement between the Company and the Creditor; and

(c)	the Creditor will not be bound to enforce any other Security Interests before enforcing the Security Interests created by this Debenture

4.2	Nature of Security Interests

All Security Interests that have been or may be created in favour of the Creditor for payment and performance of the Secured Liabilities shall be independent of one another.

For the avoidance of doubt, it is hereby clarified that this Debenture is in addition to the Debenture - Fixed Charge (and in no manner in lieu thereof or replacement thereto), and each of this Debenture and the Debenture - Fixed Charge shall independently serve as aforesaid to secure the Secured Liabilities in their entirety. Without derogating from the generality of the foregoing or from any other right of the Creditor, the Creditor shall have the right to act on this Debenture, on the Debenture - Fixed Charge or on both, in each case in connection with the Security Interest created by each (including, without limitation, with respect to any and all assets, properties and rights subject to both this Debenture and the Debenture- Fixed Charge); and no action or omission relating to any such Security Interest shall prevent or estop the Creditor from invoking such other Security Interest, at the same time or subsequently.

4.3	Liability of the Company; Security Interest Absolute

(a)	The Company is a principal debtor and the Charged Assets are a principal security for the Secured Liabilities and, without prejudice to the foregoing, none of the rights of the Creditor, the Security Interests created hereunder or the liabilities or obligations of the Company or any third party, shall be impaired or discharged by (without limitation):

(i)	the Creditor releasing any of the Charged Assets or granting any time or any indulgence whatsoever to or making any settlement, composition or arrangement with any third party;

(ii)	the Creditor asserting or pursuing, failing or neglecting to assert or pursue, or delaying in asserting or pursuing, or waiving, any of its rights or remedies against the Company or any third party arising under or by virtue of this Debenture or otherwise;

(iii)	the Creditor making any variation, amendment or supplement to this Debenture;

(iv)	any agreement between the Creditor and the Company or any third party or any other document or instrument from time to time entered into between the Company or any third party and the Creditor;

(v)	any change in the time, manner, place of payment or any other term or condition of the Secured Liabilities, or any other amendment or waiver of or under any agreement between the Creditor and the Company, the Charged Assets or any document related thereto;

(vi)	the non-perfection of any Security Interest or any release, waiver or amendment from any guaranty for all or part of the Secured Liabilities;

(vii)	the Creditor taking, accepting, varying, dealing with, enforcing, abstaining from enforcing, surrendering, exchanging or releasing any Security Interest in relation to the Company or any third party in such manner as any of them thinks fit, or claiming, proving for, accepting or transferring any payment in respect of the Secured Liabilities or the liabilities of any other third party in any composition by, or winding up of, any such party and/or any third party, or abstaining from so claiming, proving, accepting or transferring; or

(viii)	to the fullest extent permitted by applicable law, any other circumstance that could otherwise constitute a defence to or discharge of the Company or any third party, other than the payment and performance in full of the Secured Liabilities.

(b)	Notwithstanding anything to the contrary contained in this Debenture, the Company will remain liable to observe and perform all of the conditions and obligations under the Loan Agreement relating to or constituting the Secured Liabilities or the Charged Assets and neither the Creditor nor any Receiver will be under any obligation or liability with respect to the Secured Liabilities or the Charged Assets by reason of or arising out of this Debenture. Neither the Creditor nor any Receiver will be required in any manner to perform or fulfil any of the obligations of the Company in respect of the Secured Liabilities or the Charged Assets, or to make any payment, or to make any enquiry as to the nature or sufficiency of any payment received by it, or to present or file any claim or take any action or to collect any amount or enforce any right or remedy hereunder.

(c)	The exercise by the Creditor of any of the rights or remedies hereunder shall not release the Company from any of its liabilities or obligations under any agreement between the Creditor and the Company; for the avoidance of doubt, the application of the Charged Assets to satisfy part of the Secured Liabilities shall not release the Company from its obligation to pay and perform the Secured Liabilities in full.

4.4	Avoidance of Payments

To the extent that the Company and/or subsidiaries of the Company or any third party on behalf of the Company makes a payment or payments to the Creditor, or the Creditor enforces any Security Interest or exercises any right of set-off and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently avoided or set aside, declared to be fraudulent or preferential or required to be repaid or refunded or reduced by virtue of any applicable law relating to bankruptcy, insolvency, administration, receivership, liquidation or similar proceedings, the Secured Liabilities or any part thereof originally intended to be satisfied, and this Debenture and all Security Interests, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.

5.	REPRESENTATIONS AND WARRANTIES

The Company hereby represents and warrants as follows as of the date hereof:

5.1	The Company is duly incorporated and validly existing under the laws of the State of Israel, with power and authority to own assets and to carry on its business as now being conducted.

5.2	It is duly and validly registered with the Israeli Registrar of Companies, with company number 514188135.

5.3	It has the power to enter into and perform, and has taken all necessary action to authorise the entry into, performance and delivery of, this Debenture and the transactions contemplated hereby.

5.4	All corporate actions on the part of the Company, its directors, and its shareholders necessary for the authorisation, execution and delivery of the Debenture and the performance of all of its obligations hereunder have been taken.

5.5	This Debenture constitutes its legal, valid and binding obligation enforceable in accordance with its terms, subject to mandatory bankruptcy, insolvency, fraudulent conveyance and reorganisation laws.

5.6	All material authorisations required in connection with the entry into, performance, validity and enforceability of this Debenture and the transactions contemplated hereby have been obtained or effected and are (and with respect to registration, shall be) in full force and effect and no steps have been taken to revoke or cancel any authorisation obtained or effected. The Company undertakes to file the Security Interests created hereby with the Israeli Companies Registrar and with the Israeli Patent Office (with respect to patents registered in Israel) within 21 days as provided under Israeli law.

5.7	The Security Interests created hereby constitute a legal, valid and binding, first ranking fixed charge over the Charged Assets (subject to the Permitted Security Interest), enforceable in accordance with the terms hereof. This Debenture confers the Security Interests it purports to confer over all of the Charged Assets and those Security Interests:

(a)	are not subject to any senior, pari passu, junior or subordinated Security Interests (other than the Permitted Security Interests); and

(b)	are not liable to avoidance, due to (i) bankruptcy, winding-up, creditors' arrangement or any other similar insolvency proceedings for the reorganisation of the affairs of the Company or (ii) any other similar act or circumstance of the Company on the date of execution of this Debenture.

5.8	The Company has good and marketable title to the Charged Assets, free and clear of any Security Interests, except for the Creditor Fixed Charge and the Permitted Security Interests. With the exception of the above and to the best of the Company’s knowledge, the Charged Assets are not affected by any restriction or condition relating to the transfer of ownership therein or to the mortgage, pledge or charge thereof, either at law or under any agreement whatsoever.

5.9	The Charged Assets that are tangible assets are in all material respects in good and substantial repair and condition ordinary wear and tear excepted.

6.	UNDERTAKINGS

The Company hereby undertakes as follows:

6.1	It shall not sell, convey, transfer, grant or lease or otherwise dispose of (or agree to do any of the foregoing at any future time) ("Dispose") any Charged Asset, except for the Permitted Transfers.

6.2	It shall not create or permit to subsist any Security Interest on (or agree to do any of the foregoing at any future time) any of the Charged Assets (whether ranking in priority or parity to the Security Interests created hereby), except for the Permitted Security Interests.

6.3	It shall defend the Charged Assets or cause the Charged Assets to be defended against, and shall take, at its expense, any action necessary to remove any Security Interest over the Charged Assets (other than the Permitted Security Interests), and shall defend the right, title and interest of the Creditor in and to any Charged Asset against the claims and demands of all other persons.

6.4	It shall keep the Charged Assets in good working order and condition (normal wear and tear excepted). The Company shall repair any damage or defect which may occur to the Charged Assets, in whole or in part, as the result of use or for any other reason whatsoever (normal wear and tear excepted). Without derogating from its obligations hereunder, the Company shall notify the Creditor immediately of any material damage or defect to the Charged Assets or any part thereof.

6.5	It shall observe and perform, in all material respects, all covenants and obligations of the Company in connection with each Pledged Accounts, and any of the related agreements to which the Company is a party or by which it is bound;

6.6	It will not knowingly take any action which is likely to prejudice or damage the Charged Assets or the enforceability of the Security Interests created hereunder.

6.7	It shall deposit with the Creditor all certificates and other documents of title or evidence of ownership in the Charged Assets and all ancillary documents relating to or affecting the Charged Assets as the Creditor may reasonably specify from time to time.

6.8	It will allow the Creditor or the Creditor's representatives at all reasonable times, upon the provision of reasonable notice, to inspect the condition of the Charged Assets wherever the same may be.

The Company shall keep the Charged Assets insured at all times and shall comply with the terms of such insurance policies.

6.9	The Company shall, forthwith upon the Creditor's first demand, furnish the Creditor with any licence, confirmation, certificate, receipt or other document which, in the reasonable opinion of the Creditor, is required or necessary for purpose of proof of compliance by the Company with its obligations under this Section 6.

6.10	Without derogating from the rights of the Creditor, the Company shall notify the Creditor of any default under this Debenture (and the steps, if any, being taken to remedy it) promptly upon it becoming aware of the occurrence thereof. In particular, the Company shall:

(a)	notify the Creditor immediately of the occurrence of any seizure, requisition, expropriation or forfeiture of the Charged Assets or any part thereof;

(b)	notify the Creditor immediately of the imposition of any attachment or the issue of any execution proceedings or of any application for the appointment of a receiver, trustee, administrator, administrative receiver, custodian, conservator, special manager or other similar official (whether interim or permanent) over or with respect to the Charged Assets or any part thereof and shall immediately notify the authorities which levied such attachment or issued such execution proceedings or received the application for the appointment of such receiver, trustee, administrator, administrative receiver, custodian, conservator, special manager or other similar official and any third party who initiated or applied for such action, of this Debenture in favour of the Creditor, and forthwith to take, at the expense of the Company, all steps necessary for the discharge of such attachment, execution proceedings or appointment, as the case may be.

6.11	The Company shall, forthwith following the execution of this Debenture, register the Security Interests created by this Debenture with the Israeli Registrar of Companies, and with the Israeli Patent Office (with respect to Intellectual Property registered in Israel), and take any other necessary registry and file such registration within 21 days from the date hereof and shall deliver to the Creditor original certificates of registration of such Security Interests.

6.12	The Company shall, forthwith following the execution of this Debenture, deliver to the Creditor, Notices of Assignment in the form of Schedule 2 and Schedule 3, duly executed by the Company or on its behalf and addressed, in the case of notices in the form of Schedule 2, to each of the insurers liable on the Insurances and, in the case of the notice in the form of Schedule 3, to the relevant governmental agency.

6.13	For the avoidance of doubt, and notwithstanding anything to the contrary herein, it is hereby clarified that with respect to any and all of the assets, properties and rights of the Company which are, or which may in the future be, subject to the charge and pledge under the Debenture – Fixed Charge, the Company is and shall be subject to the terms, conditions, limitations and restrictions contained in the Debenture – Fixed Charge in addition to those contained herein.

7.	RIGHTS OF THE CREDITOR

7.1	Creditor’s Right to Perform

Without derogating from the rights of the Creditor to realize the Security Interests granted hereunder, if the Company for any reason whatsoever fails to duly and punctually observe or perform or comply with any of its obligations under this Debenture, including under Section 6, the Creditor shall, after giving five (5) Business Days written notice to the Company, have the power, on behalf of or in the name of the Company or otherwise, to perform the obligations and to take any steps which the Creditor may, in its absolute discretion, consider appropriate with a view to remedying, or mitigating the consequences of the failure, but without in any way becoming liable therefor and provided that the exercise of this power, or the failure to exercise it, shall in no circumstances prejudice the Creditor’s rights hereunder.

7.2	Set-Off

The Creditor may set off any sum, in the Contractual Currency, as the case may be, due or owing to the Company from the Creditor in any account, manner or circumstance whatsoever, against the Secured Liabilities, in whole or in part. In no event and under no circumstances may the Company set off any sum that may be due or owing to the Company from the Creditor in any account, manner or circumstance whatsoever, against the Secured Liabilities, in whole or in part.

8.	DEFAULT AND ENFORCEMENT

8.1	Events of Default

The occurrence of any of the following events shall constitute an Event of Default:

(a)	any event of default which constitutes an Event of Default as defined in the Loan Agreement and/or the other Security Documents;

(b)	intentionally omitted;

(c)	the Company breaches or fails to comply with any provision of this Debenture or any other agreement between the Creditor and the Company;

(d)	any Event of Default under the Debenture – Fixed Charge.

8.2	Creditor’s Powers

(a)	Upon and at any time after the occurrence of an Event of Default, the Creditor shall be entitled to declare any or all of the Secured Liabilities immediately due and payable.

(b)	Upon and at any time after the occurrence of an Event of Default the Creditor shall also be entitled to take all such steps as it sees fit to collect the Secured Liabilities from the Company and, in addition thereto, without prejudice to any and all of its other rights, to realise the Charged Assets, whether by the application for the appointment of a Receiver or whether by any other method the Creditor shall see fit, subject to applicable law.

(c)	The Creditor shall be entitled, in any proceedings concerning the bankruptcy, liquidation, winding up or receivership (or similar proceedings) of the Company, to:

(i)	demand, claim, collect and enforce and prove the Secured Liabilities and give acquittance thereunder;

(ii)	file any claims and proofs, give receipts and take all such proceedings and do all such things as the Creditor sees fit to recover the Secured Liabilities; and

(iii)	receive all distributions on and payments with respect to the Secured Liabilities.

(d)	Upon and at any time after the occurrence of an Event of Default the Creditor shall have all powers that it may, in its full discretion, determine to be desirable or necessary to preserve the Charged Assets and the Security Interests created hereby and to take all such reasonable steps for such purpose at the Company’s expense subject to applicable law.

8.3	Receiver

(a)	The Receiver shall have all powers conferred by applicable law, including, without limitation, the power:

(i)	to receive into his hands the Charged Assets and to take possession thereof;

(ii)	to require the Company to deliver or otherwise make available such of the Charged Assets as the Receiver may demand, and without the consent of the Company, enter into any premises of the Company or any place where the Charged Assets are located and take possession of any of the Charged Assets;

(iii)	to manage the Company's business or participate in the management thereof as he may see fit;

(iv)	to sell or agree to the sale of the Charged Assets, in whole or in part, or to transfer the same in any other manner upon such conditions as he may see fit and to Dispose any of the Charged Assets (and such power shall include (to the extent necessary) a non-exclusive license of the Company to use any Intellectual Property required in order to use and operate any of the Charged Assets and in particular the Company's inventory);

(v)	to exercise any right charged or pledged hereunder in the same manner in which the Company was entitled to exercise such right in accordance with the terms of Section 20 of the Pledges Law, 5727-1967;

(vi)	to employ accountants, lawyers, architects, surveyors, engineers, quantity surveyors, contractors, builders, workmen and others and to purchase or hire materials, tools, equipment or supplies;

(vii)	to call up any of the Company's uncalled share capital;

(viii)	to do any other act or thing which the Receiver considers to be incidental or conducive to the exercise of any other right exercisable by him; and

(ix)	to make any other arrangement with respect to the Charged Assets or any part thereof as he may see fit;

(b)	Should the payment date of the Secured Liabilities or any part thereof not yet have fallen due at the time of the sale of the Charged Assets, or the Secured Liabilities be due to the Creditor or Receiver on a contingent basis only, then the Creditor or Receiver shall be entitled to recover out of the proceeds of the sale an amount sufficient to cover the Secured Liabilities (or such part thereof) and the amount so recovered and yet to be appropriated to the discharge of the amounts due shall be charged to the Creditor or Receiver as security for, and be held by the Creditor or Receiver until the discharge in full of, the Secured Liabilities.

(c)	The Receiver will be the agent of the Company and the Company alone shall be responsible for the acts and omissions of the Receiver and for the Receiver's remuneration. In no event shall the Creditor be responsible for the acts and omissions of the Receiver or for the Receiver's remuneration.

9.	DISTRIBUTION OF PROCEEDS

All moneys and other assets arising from the exercise of the powers of the Receiver or the Creditor or otherwise received by the Creditor or the Receiver from the realisation of any Charged Asset shall be applied as follows:

(a)	in payment of the reasonable out-of-pocket expenses incurred as a result of such realisation (including the appointment and remuneration of the Receiver);

(b)	in payment of all other reasonable out-of-pocket expenses, accrued interest and default interest (if any), linkage differentials and any other amounts due and payable by the Company to the Creditor under the Loan Agreement and which have not been paid; and

(c)	in payment of all principal sums due and payable by the Company to the Creditor and which have not been paid.

10.	FURTHER ACTION

The Company further covenants with the Creditor from time to time upon reasonable demand to execute, at the Company's own cost and within reasonable time, any document or do any act or thing which:

(a)	in the reasonable determination of the Creditor is necessary to create, perfect, register or give effect to any pledge, charge, assignment or Security Interest created or intended to be created by this Debenture;

(b)	in the reasonable determination of the Creditor is necessary to preserve or protect any of the rights of the Creditor; or

(c)	the Creditor or the Receiver may reasonably specify with a view to facilitating the exercise, or the proposed exercise, of any of their powers or the protection, management or realisation of the Charged Assets upon the occurrence and during the continuance of an Event of Default.

failing which the Creditor may, and the Company hereby appoints the Creditor as its attorney-in-fact to, execute, at the Company's reasonable expense, any such document or do any such act or thing, in the name and on behalf of the Company.

11.	PROTECTION OF CREDITOR AND RECEIVER

(a)	Other than with respect to fraud, wilful misconduct and gross negligence, or any action in breach of this Debenture, neither the Creditor nor the Receiver, nor any of their respective agents, managers, officers, directors, employees, delegates, and advisers shall be liable for any claim, demand, liability, loss, damage, cost or expense which arises out of the exercise or the attempted or purported exercise or the failure to exercise any of their respective rights, powers and discretions under this Debenture.

(b)	Neither the Creditor nor any Receiver, nor any of their respective agents, managers, officers, directors, employees, delegates, and advisers shall be under any duty to exercise any of their respective rights, powers and discretions under this Debenture.

(c)	To the extent permitted by applicable law, the Company hereby waives any requirements, except as otherwise required by this Debenture, with respect to notice, form or the terms of the exercise by the Creditor, the Receiver, or any of their respective agents, managers, officers, directors, employees, delegates, and advisers of their respective rights, powers and discretions under this Debenture.

12.	INDEMNITY

12.1	The Company shall forthwith on demand indemnify each of the Creditor and the Receiver (as well as any subsidiaries or affiliates of the Creditor or the Receiver) and their respective officers, directors, agents, managers, servants and employees (the “Indemnified Persons”) against any loss, expense or liability incurred as a consequence of (except to the extent that any of the following arise as a result of the Indemnified Persons’ fraud, wilful misconduct and gross negligence):

(a)	anything done or purported to be done by or on behalf of the Creditor or the Receiver under this Debenture or any other document as a result of any failure by the Company to comply with its obligations hereunder;

(b)	any payment in respect of the Secured Liabilities (whether made by the Company or a third person) being impaired or declared void for any reason whatsoever;

(d)	the exercise, or attempted or purported exercise, or the consideration of the exercise, by or on behalf of the Creditor or the Receiver of any of the rights or powers of the Creditor or of the Receiver or any other action taken by or on behalf of the Creditor or the Receiver with a view to or in connection with the recovery by the Creditor or Receiver of the Secured Liabilities from the Company or any other person; or

(e)	the carrying out of any other lawful act or matter which the Creditor or the Receiver or any other person on behalf of either of them may reasonably consider to be necessary for the preservation of the Charged Assets,

12.2	Intentionally Omitted.

13.	COSTS AND EXPENSES

13.1	The Company shall pay all filing fees payable in respect of this Debenture.

13.2	All the actual fees, reasonable out-of-pocket costs and expenses incurred by the Creditor or any Receiver in connection with the enforcement of this Debenture and realization of the Charged Assets shall be paid by the Company to the Creditor or any Receiver, as applicable, upon first demand and shall form part of the Secured Liabilities.

14.	ASSIGNMENT

14.1	This Debenture shall be binding upon and inure to the benefit of each party hereto and its permitted successors and assigns.

14.2	The Company may not assign or transfer all or any part of its rights and/or obligations under this Debenture.

14.3	The Creditor and all those claiming under it shall be entitled, at all times, to assign this Debenture together with the Loan Agreement to any third party.

15.	MISCELLANEOUS

15.1	Communications

All notices or other communications hereunder shall be in writing and shall be given in person, by registered mail (registered international air mail if mailed internationally), by an overnight courier service which obtains a receipt to evidence delivery, by email (provided that no notification of failure was received) or by facsimile transmission (provided that written confirmation of receipt is provided) with a copy, addressed as set forth below:

If to the Company:

Motus GI Medical Technologies Ltd.

22 Keren ha-Yesod Street, Tirat Carmel, Israel

Attn: Andrew Taylor

E-mail: andrew@motusgi.com

With a copy (which shall constitute a notice) to:

Lowenstein Sandler LLP

One Lowenstein Drive

Roseland, New Jersey 07068

Attn: Steven Skolnick

Email: sskolnick@lowenstein.com

If to the Creditor:

Kreos Capital VI (Expert Fund) LP

47 Esplanade, St. Helier, Jersey

Fax: +44 1534 889 884

Attn: Raoul Stein

With a copy (which shall not constitute a notice) to:

Kadouch & Co, Law Offices

11 Ha’Sadna’ot Street

P.O.B. 12695 Herzliya 4673300, Israel

Fax: +972 9 952 5454

Email: emmanuel@kadouchlaw.com

Attn: Emmanuel Kadouch, Adv.

or such other address as any party may designate to the other in accordance with the aforesaid procedure. All communications delivered in person or by courier service shall be deemed to have been given upon delivery, those given by email shall be deemed given on the business day following transmission, those given by facsimile transmission shall be deemed given on the business day following transmission with confirmed answer back, and all notices and other communications sent by registered mail (or air mail if the posting is international) shall be deemed given ten (10) days after posting.

15.2	Delays or Omissions; Waiver

The rights of the Creditor may be waived only in writing and specifically; the conduct of the Creditor shall not be deemed a waiver of any of its rights pursuant to this Debenture and/or as a waiver or consent on its part as to any breach or failure to meet any of the terms of this Debenture or as an amendment hereto. A waiver by the Creditor in respect of a breach by the Company of its obligations shall not be construed as a justification or excuse for a further breach of its obligations.

No delay or omission to exercise any right, power, or remedy accruing to the Creditor upon any breach or default by the Company shall impair any such right or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring.

The rights of the Creditor hereunder may be exercised as often as necessary and are cumulative and not exclusive of its rights under applicable law.

15.3	Amendments

Any term of this Debenture may be amended or modified only by a written document signed by the Company and the Creditor.

15.4	Realization of IIA Intellectual Property

It is hereby agreed that:

15.4.1	the Creditor acknowledges and understands that the Company is subject to the provisions of the Law for the Encouragement of Research and Development and Technological Innovation in Industry Law 5744-1984 - as amended from time to time and/or such other law as will be legislated in lieu thereof, including the regulations, directives, procedures and rules that have been or will be promulgated thereunder and/or by virtue thereof, including without limitation, Benefit Track Number 1 of the Israeli National Authority for Technological Innovation (the “IIA”), and other regulations, directives, guidelines, rules, as issued from time to time, by the IIA and the IIA Committee (collectively, the “IIA Regulations”) and the Creditor is aware of the Company’s obligation to comply with the IIA Regulations, including, but not limited to, the payment of royalties with respect to the financing amount which the Company received from the IIA and the prohibition on transferring any of the Company’s knowhow (including by way of manufacturing or rights to manufacture) outside of Israel);

15.4.2	in light of the above, and as required by the IIA Regulations, notwithstanding anything to contrary herein, in the Loan Agreement, this Debenture or the Debenture Floating Charge dated as of the date hereof by and between Creditor and the Company (“Debenture Floating Charge”), with respect to the IIA Funded Know-How (as such term is defined below), the coming into effect of both this Debenture and the Debenture Floating Charge is subject and conditioned upon the receipt of the approval of the IIA (the “IIA Approval”);

15.4.3	the Creditor shall sign any customary IIA documentation that may be required or desired with respect to the this Debenture Floating Charge and the Creditor Floating Charge; and

15.4.4	it is further clarified that the documents which will be filed with the Israeli Companies Registrar and with the Israeli Patent Office (with respect to patents registered in Israel) with respect to this Debenture and the Debenture Floating Charge shall include the condition set forth in Subsection 15.4.2 above regarding the IIA Approval.

As used herein, the term “IIA Funded Know-How” shall mean all of the Company’s know-how resulting from research and development according to an IIA-approved plan, not being the product developed within the framework of such approved plan, and any right deriving therefrom.

15.5	Entire Agreement

This Debenture together with the Debenture Floating Charge, and the Loan Agreement, all as may be amended and/or supplemented from time to time, contain the entire understanding of the parties with respect to their subject matter and all prior negotiations, discussions, agreements, commitments and understandings between them with respect thereto not expressly contained herein shall be null and void in their entirety, effective immediately with no further action required.

15.6	Severability

If a provision of this Debenture is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the validity or enforceability in that jurisdiction of any other provision hereof or the validity or enforceability in other jurisdictions of that or any other provision hereof.

Where provisions of any applicable law resulting in such illegality, invalidity or unenforceability may be waived, they are hereby waived by each party to the full extent permitted so that this Debenture shall be deemed valid and binding agreements, in each case enforceable in accordance with its terms.

15.7	Counterparts, Facsimile Signatures

This Debenture may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Debenture. A signed Debenture received by a party hereto via facsimile, email (or scanned and sent by other electronic means) will be deemed an original, and binding upon the party who signed it.

15.8	Governing Law and Venue

This Debenture shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles thereof relating to conflict of laws. The Company and the Creditor, each irrevocably submits to the jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, dispute proceeding or judgment relating to or arising out of this Debenture. Notwithstanding the aforementioned, the enforcement of this Debenture in the State of Israel shall be subject to the applicable mandatory provisions of the laws of the State of Israel.

15.9	Further Actions

Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Debenture and the intentions of the parties as reflected thereby.

15.10	No Third-Party Beneficiaries

Nothing in this Debenture shall create or confer upon any person or entity, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities, except as expressly provided herein.

15.11	Value Added Tax ("VAT")

To the extent that any amount payable under this Debenture is subject to VAT by law, the party paying such amount shall pay the VAT against receipt of a duly issued VAT invoice.

15.12	Translation of This Debenture.

To the extent required, this Debenture may be translated into Hebrew for the sole purpose of the registration and filing of this Debenture with the Israeli Registrar of Companies and/or any other relevant Israeli official registration. Notwithstanding the aforesaid, the executed English version of this Debenture shall prevail and supersede for all purposes and for all respects, in the event of any discrepancy or inconsistency between the English version and the translation.

[Rest of page intentionally left blank]

[Signature Page of Debenture– Floating Charge]

IN WITNESS WHEREOF this Debenture has been executed by the Parties, on the day and year first above written.

MOTUS GI MEDICAL TECHNOLOGIES LTD.		KREOS CAPITAL VI (EXPERT FUND) LP
/s/ Andrew Taylor		/s/ Raoul Stein
By:	Andrew Taylor	By:	Raoul Stein
Title:	Authorized Officer	Title:	General Partner

SCHEDULE 1

List of Assets

1. All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles, and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located, and any documents of title representing any of the above and any uncalled share capital;

2. All intellectual property rights of the Company now owned or hereafter acquired (“Intellectual Property”), but including, without limitation, intangible legal rights, title and interest related to (i) copyrights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; (ii) patents and all applications, registrations, and renewals in connection therewith; (iii) trademarks, service marks, trade names, trade styles, goodwill, mask works, Internet domain names and all applications, registrations, and renewals in connection therewith; (iv) all trade secrets, rights to unpatented inventions, know-how and confidential information; (v) all computer software programs (including data, computer discs, computer tapes and related documentation); (vi) all intellectual property embodied in or pursuant to contract rights and general intangibles now owned or hereafter acquired, including such intellectual property rights as may be embodied in or pursuant to research agreements, consulting agreements, license agreements and license rights, franchise agreements, blueprints, drawings, reports, catalogues, operating manuals and design rights, and; (vii) all claims for damages by way of any past, present and future infringement of any of the foregoing and rights to payment thereof of any kind.

3. All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packaging and shipping materials, work in process and finished products including such inventory as is temporarily out of the Company's custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

4. All contract rights and general intangibles of the Company now owned or hereafter acquired, including, without limitation, leases, license agreements, distribution agreements, supply agreements, franchise agreements, purchase orders, customer lists, route lists, computer discs, computer tapes, income tax refunds, payments of insurance; all existing and future claims, rights, causes of actions, judgments, remedies and security interests, whether voluntary, involuntary, absolute, contingent or by operation of law;

5. All now existing and hereafter arising accounts, royalties and all other forms of obligations owing to the Company arising out of the sale or lease of goods, the licensing of technology or the rendering of services by the Company, whether or not earned by performance, and any and all credit insurance, guaranties, and other security of the Company, as well as all merchandise returned to or reclaimed by the Company;

6. All documents, cash, deposit, savings or other accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, certificates of deposit, instruments and chattel paper now owned or hereafter acquired and the Company's books relating to the foregoing;

7. All the Company's books and records, including records relating to the Company's assets or liabilities, the Charged Assets, business operations or financial condition and all computer programs or discs or any equipment containing such information; and

8. All claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

9. All insurance policies or the proceeds thereof in respect of the above described assets.

10. All accounts receivables.

SCHEDULE 2

Form of Notice of Assignment

To: [Insurer]

Date: [ ]

Dear Sirs,

We hereby give you notice (the “Notice”) that we have assigned by way of security (the “Assignment”) all of our right, title and interest in and to [insurance policy no. ______and the proceeds thereof] (the “Relevant Documents”) to Kreos Capital VI (Expert Fund) LP (the “Creditor”), pursuant to a Debenture entered into by us in favour of the Creditor dated the date hereof, in relation to the Assets as set out in the attached Appendix.

Notwithstanding the Assignment, we remain liable to perform all our obligations under the Relevant Documents, if any, and the Creditor will have no liability in respect of those obligations.

We hereby irrevocably instruct and authorise you to:

(i)	make all payments under or arising from the Relevant Documents to the following account with the Creditor (or such other account as the Creditor may notify you in writing):

Name:

Number:

Branch:

(ii)	disclose to the Creditor without any reference to or further authority from us and without any enquiry by you as to the justification for such disclosure, such information relating to the Relevant Documents as the Creditor may at any time and from time to time request, to the extent we were entitled to request such information pursuant to the terms of the Relevant Documents;

(iii)	comply with the terms of any written notice or instructions in any way relating to, or purporting to relate to, the Assignment, the sums payable to us from time to time in respect of the Relevant Document or the debts represented thereby which you receive at any time from the Creditor in respect of the Relevant Document without any reference to or further authority from us and without any enquiry by you as to the justification for or validity of such notice or instruction, to the extent we were entitled to issue such instruction or notice pursuant to the terms of the Relevant Document; and

(iv)	send copies of all certificates, notices, documents and other information supplied to us in relation to the Relevant Document to the Creditor.

Please also note that these instructions are not to be revoked or amended without the prior written consent of the Creditor.

This letter shall be governed by and construed in accordance with Israeli law.

Yours faithfully,

Motus GI Medical Technologies Ltd.

APPENDIX

Assets

SCHEDULE 3

Notice of assignment of Compensation Proceeds

To: [   ]

[Date]

Re: The assets set out in the attached schedule (the “Assets”)

We hereby give you notice (the “Notice”) that we have assigned by way of security (the “Assignment”) to Kreos Capital VI (Expert Fund) LP (the “Creditor”), all of our right, title and interest, present and future, to all amounts that are payable under the Property Tax and Compensation Fund Law, 5721-1961, and under any other applicable law, arising in connection with the Assets (“Compensation Proceeds”).

Please acknowledge that you have received this Notice by signing and returning to each of the Creditor and ourselves a copy of the attached Acknowledgement.

This Notice will be governed by and construed in accordance with Israeli law.

For and on behalf of
Motus GI Medical Technologies Ltd.